NEWS RELEASE
2421 Main Street, Buffalo, NY 14214

FOR IMMEDIATE RELEASE

Great Lakes Bancorp Announces 2007 First Quarter Results and
Share Repurchase Plan

Buffalo, New York, May 8, 2007 - Great Lakes Bancorp, Inc. (NYSE: GLK), the bank holding company of Greater Buffalo Savings Bank, today announced its first quarter results and Board of Director authorization for the Company to repurchase up to 5% of its outstanding common stock over the next six months.

The Company reported a net loss of $593 thousand or $0.05 per share for the current quarter ended March 31, 2007, compared to a net loss of $81 thousand or $0.02 per share for the first quarter of 2006. Per share amounts reflect a significant increase in outstanding shares resulting from the merger with Bay View Capital Corporation on May 1, 2006. The 2007 results reflect increases in net interest income and noninterest income, offset by higher operating costs associated with the Bank’s branch development and personnel additions to its lending, support functions and senior management team.

Andrew W. Dorn, Jr., President and Chief Executive Officer, was pleased to cite positive first quarter developments. “The Board’s approval of a stock buyback program reflects a strong vote of confidence in our business strategy and senior management team. We strongly believe that the purchase of our own stock is our best investment alternative at the present time.”

“We’re also very excited about hiring Peter Babiarz as our new Chief Credit Officer during the quarter to round out our senior management team. Peter brings a wealth of experience in the commercial lending arena to our organization and will play a key role in maintaining credit quality as we continue to grow our loan portfolios. Completion of our retail branch network later in the year is on target, our new mortgage banking initiatives in Buffalo and Long Island are likewise progressing well, and operating costs for the quarter were in line with expectations.”

Net interest income increased by $321 thousand, or 9.3%, to $3.8 million for the current quarter compared to the first quarter of 2006. This increase reflects significant growth in the Bank’s loan portfolios as average loan balances increased by $98.4 million, or 23.0%, to $525.4 million. The positive impact of lending growth was offset in part by higher funding costs. While average interest-bearing liabilities were down by $3.4 million comparing the two quarters, the average rates paid on those liabilities increased significantly from 3.58% to 4.16%. Net interest margins were 1.99% for the current quarter compared to 1.92% for the first quarter of 2006.

Provisions for loan losses of $267 thousand for the current quarter were up by $27 thousand from $240 thousand for the first quarter of 2006. Noninterest income for the current quarter was up $259 thousand, or 62.4%, to $674 thousand from the first quarter of 2006, reflecting increases across all categories.

Noninterest expenses increased by $1.2 million, or 31.5%, to $5.2 million for the current quarter compared to the first quarter of 2006. Expenses increased across all categories with employee and occupancy costs representing the largest increases as the Bank focused on completing its retail branch network and made significant additions to its workforce.

At March 31, 2007, the Company had total assets of $904.8 million compared to $884.4 million at the end of 2006. The Company was required to adopt a new accounting standard in the quarter pertaining to income tax contingencies which resulted in an increase in deferred tax assets of $13.1 million associated with the Bay View acquisition and a corresponding decrease in related goodwill.

Mr. Dorn was upbeat about the Bank’s future earnings prospects. “While the current interest rate environment continues to challenge our industry, our focus on growing the loan portfolios and increasing sources of low-cost funding will undoubtedly produce positive future results. Development of our branch network is nearing completion and we’re looking forward to stabilizing our expense base and reaping the benefits of our investment.”

Earnings Conference Call

Andrew W. Dorn, Jr., President and CEO, and Michael J. Rogers, Executive Vice President and CFO, will host a conference call on May 10, 2007 at 4:30 p.m. eastern time to discuss these earnings results. The Company’s executives will answer questions concerning business developments and financial results. Some of the responses to these questions may contain information that has not been previously disclosed. Interested parties may access the conference call by calling (973) 935-2048. Participants are asked to call in a few minutes prior to the call to allow time for registration. Internet access to the call is also available (listen only) by clicking “Webcasts & Presentations” on the Company’s website at www.greatlakesbancorp.com. A replay of the call will be available through July 10, 2007 by calling (973) 341-3080 and entering the pin number, 8769189. The archived webcast will also be available on the Company’s website at the address above for an extended period of time.

Annual Meeting of Shareholders

As previously announced, the Company will hold its 2007 annual meeting of shareholders on May 15, 2007 at 10:00 a.m. local time at its Main Office at 2421 Main Street, Buffalo, New York.

About Great Lakes Bancorp

Great Lakes Bancorp, Inc. is the bank holding company for Greater Buffalo Savings Bank, a Buffalo-based, full-service community bank that serves residents and businesses located throughout Western New York. The Bank has 15 full-service offices in operation with two additional offices currently under construction. More information about Greater Buffalo Savings Bank can be found on the Internet at www.gbsb.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations.

These differences may be the result of various factors, including changes in general, national or regional economic conditions, changes in loan default and charge-off rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, changes in levels of income and expense in noninterest income and expense related activities, competition, and other risk factors.

For further information on these risk factors and uncertainties, please see Great Lakes Bancorp’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Great Lakes Bancorp undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

Contacts:
Andrew W. Dorn, Jr. President and Chief Executive Officer	Michael J. Rogers Executive Vice President and Chief Financial Officer
Phone: (716) 961-1920	Phone: (716) 961-1980

GREAT LAKES BANCORP, INC.
Summary of Quarterly Financial Data

	2007	2006
	First	Year ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter

SELECTED INCOME STATEMENT DATA
(Dollar amounts in thousands)

Interest income	$11,112	42,729	10,840	11,137	10,957	9,795
Interest expense	7,340	27,594	7,049	7,141	7,060	6,344
Net interest income	3,772	15,135	3,791	3,996	3,897	3,451
Provision for loan losses	267	1,030	443	29	318	240
Net interest income after provision for loan losses	3,505	14,105	3,348	3,967	3,579	3,211

Noninterest income:
Service charges on deposit accounts	176	654	174	184	161	135
Other fees and service charges	159	535	156	137	131	111
Earnings on bank-owned life insurance	121	469	121	117	116	115
Loan fee income	120	338	91	88	135	24
Gain on sale of mortgage loans	62	16	16	-	-	-
Other operating income	36	174	42	58	44	30

Total noninterest income	674	2,186	600	584	587	415

Noninterest expense:
Salaries and employee benefits	3,042	10,687	3,067	2,716	2,596	2,308
Occupancy, equipment and furnishings	732	2,472	690	630	595	557
Data processing and operations	268	962	272	240	229	221
Professional services	204	726	269	167	154	136
Advertising	134	705	113	202	198	192
Printing, postage and supplies	109	441	109	123	99	110
Other operating expenses	672	2,122	637	544	539	402

Total noninterest expense	5,161	18,115	5,157	4,622	4,410	3,926

Income (loss) before income taxes	(982)	(1,824)	(1,209)	(71)	(244)	(300)
Income tax provision (benefit)	(389)	(928)	(456)	(62)	(191)	(219)

Net income (loss)	$(593)	(896)	(753)	(9)	(53)	(81)

SELECTED OPERATING DATA

Net income (loss) per share -
Basic and diluted	$(0.05)	(0.10)	(0.07)	0.00	(0.01)	(0.02)

Net income (loss) (annualized):
Return on average assets	(0.27)%	(0.10)	(0.34)	0.00	(0.02)	(0.04)
Return on average equity	(1.77)%	(0.88)	(2.19)	(0.03)	(0.21)	(0.94)
Efficiency ratio	114.3%	103.0	115.7	99.5	96.9	99.9

FTE personnel - end of period	245	239	239	234	233	204
Number of branches - end of period	15	14	14	14	12	10

Stock price (NYSE: GLK)(1):
High	$14.69	20.98	16.63	17.45	20.98	17.86
Low	$11.90	13.82	13.82	14.05	16.89	16.74
Close	$12.00	14.04	14.04	16.07	17.48	17.45
________
(1) Stock price data prior to the May 1, 2006 merger is that of Bay View Capital Corporation.

GREAT LAKES BANCORP, INC.
Summary of Quarterly Financial Data (continued)

	2007	2006
	March 31,	December 31,	September 30,	June 30,	March 31,

SELECTED BALANCE SHEET DATA
(Dollar amounts in thousands)

Cash:
Cash and cash equivalents	$15,549	14,026	13,305	83,246	37,655
Restricted cash	3,851	3,923	3,900	17,970	-
Total cash	19,400	17,949	17,205	101,216	37,655

Investment securities:
Available for sale	226,808	233,853	242,360	247,783	257,312
Held-to-maturity	15,989	15,997	16,004	16,011	16,018
Total investment securities	242,797	249,850	258,364	263,794	273,330

Loans:
Real estate loans:
Residential	253,626	253,709	247,135	241,530	231,838
Home equity	53,337	53,676	53,235	50,671	50,550
Commercial	89,706	78,666	69,878	70,773	65,628
Construction	30,066	25,481	23,543	11,077	8,649
Commercial and industrial	62,530	55,055	53,791	52,671	41,358
Automobile loans	46,151	43,719	43,284	43,249	40,270
Other consumer loans	765	659	769	554	521
Total loans	536,181	510,965	491,635	470,525	438,814
Allowance for loan losses	(3,950)	(3,781)	(3,375)	(3,370)	(3,074)
Deferred loan costs, net	6,707	6,744	6,761	6,688	6,542
Total loans, net	538,938	513,928	495,021	473,843	442,282

Net deferred tax asset	56,221	43,106	42,160	43,475	3,138
Goodwill	19	12,832	12,271	11,721	-
Total assets	904,829	884,412	869,341	942,175	798,467
Total interest-earning assets	796,321	778,617	766,067	841,861	755,549

Deposits:
Noninterest-bearing checking	28,522	37,145	29,022	29,194	25,535
Interest-bearing checking	47,788	45,139	43,443	40,908	42,288
Savings and money market	217,668	214,454	230,037	259,480	272,351
Total core deposits	293,978	296,738	302,502	329,582	340,174
Certificates of deposit	342,903	337,918	354,018	323,448	306,345
Total deposits	636,881	634,656	656,520	653,030	646,519

Short-term borrowings	25,787	17,900	9,539	12	20,501
Long-term borrowings	96,372	86,372	56,372	124,872	94,372
Total interest-bearing liabilities	730,518	701,783	693,409	748,720	735,857
Net interest-earning assets	65,803	76,834	72,658	93,141	19,692
Shareholders’ equity	135,623	135,510	136,208	133,827	33,655
Tangible shareholders’ equity (1)	135,604	122,678	123,937	122,106	33,655
Securities available for sale - fair value adjustment included in shareholders’ equity	$(1,789)	(2,437)	(2,432)	(4,863)	(4,524)
Common shares outstanding	10,921,796	10,921,796	10,915,274	10,913,535	4,300,436
________
(1) Excludes goodwill recognized in connection with the Bay View merger.

GREAT LAKES BANCORP, INC.
Summary of Quarterly Financial Data (continued)

	2007	2006
	March 31,	December 31,	September 30,	June 30,	March 31,

CAPITAL RATIOS

Tier 1 risk-based capital	18.78%	20.23	21.55	18.87	11.80
Total risk based capital	19.57%	21.03	22.30	19.52	12.52
Tier 1 (core) capital	11.28%	11.65	11.60	11.86	6.39
Equity to assets	14.99%	15.32	15.67	14.20	4.21
Tangible shareholders’ equity to tangible assets (1)	14.99%	14.08	14.46	13.12	4.21

Shareholders’ equity per share	$12.42	12.41	12.48	12.26	7.83
Tangible shareholders’ equity per share (1)	$12.42	11.23	11.35	11.19	7.83

ASSET QUALITY DATA
(Dollar amounts in thousands)

Nonaccrual loans	$3,688	3,548	1,186	1,113	753
Accruing loans past due 90 days or more	-	-	-	560	201
Total non-performing loans	3,688	3,548	1,186	1,673	954
Foreclosed assets	77	91	82	583	121
Total non-performing assets	$3,765	3,639	1,268	2,256	1,075

Provision for loan losses	$267	443	29	318	240
Net loan charge-offs	$(98)	(37)	(24)	(22)	(76)
Net charge-offs to average loans	0.08%	0.03	0.02	0.02	0.07
Total non-performing loans to total loans	0.68%	0.69	0.24	0.35	0.21
Total non-performing assets to total assets	0.42%	0.41	0.15	0.24	0.13
Allowance for loan losses to total loans	0.73%	0.73	0.68	0.71	0.69
Allowance for loan losses to non-performing loans	107.11%	106.58	284.62	201.42	322.38
________

(1) Excludes goodwill recognized in connection with the Bay View merger.

GREAT LAKES BANCORP, INC.
Summary of Quarterly Financial Data (continued)

	2007	2006
	First	Year ended	Fourth	Third	Second	First
	Quarter	December 31,	Quarter	Quarter	Quarter	Quarter

SELECTED AVERAGE BALANCES
(Dollar amounts in thousands)

Taxable securities	$235,525	250,579	243,864	252,513	261,667	244,255
Tax-exempt securities	15,140	15,161	15,148	15,157	15,165	15,174
Commercial loans:
Commercial real estate	105,208	79,213	91,778	85,811	76,566	62,300
Commercial and industrial	57,977	47,591	54,367	53,361	43,384	39,020
Consumer loans:
Residential mortgages	256,711	242,611	254,557	246,749	238,862	229,961
Home equity	53,196	51,994	54,263	53,131	50,850	49,668
Automobile	44,731	41,870	43,223	43,285	41,820	39,093
Other	825	627	852	604	555	492
Loans	525,386	470,597	505,882	489,694	458,721	427,017
Total interest-earning assets	783,788	778,578	770,806	793,263	807,686	742,082
Allowance for loan losses	(3,896)	(3,215)	(3,418)	(3,319)	(3,151)	(2,965)
Noninterest-earning assets	108,797	82,095	105,386	102,631	75,217	44,245
Total assets	888,689	857,458	872,774	892,575	879,752	783,362

Interest-bearing liabilities:
Interest-bearing checking	42,840	42,207	42,105	40,916	42,924	42,905
Savings	88,408	110,356	91,926	98,476	113,834	137,822
Money market	127,352	134,001	137,413	141,166	140,278	116,844
Certificates of deposit	339,162	329,184	344,353	349,826	319,300	302,571
Borrowings	118,010	99,444	76,722	80,222	122,468	119,041
Total interest-bearing liabilities	715,772	715,192	692,519	710,606	738,804	719,183

Noninterest-bearing checking	27,032	28,708	33,478	30,606	25,411	25,226
Total liabilities	752,928	755,246	736,434	757,589	778,915	748,150
Shareholders’ equity	135,761	102,212	136,340	134,986	100,837	35,212
Net earning assets	$68,016	63,386	78,287	82,657	68,882	22,899
Weighted average common shares outstanding - basic and diluted	10,921,796	8,741,737	10,921,583	10,914,896	8,733,392	4,300,436

Average loans to average deposits	84.1%	73.0	77.9	74.1	71.5	68.3
Average loans to average assets	59.1%	54.9	58.0	54.9	52.1	54.5

SELECTED AVERAGE YIELDS/RATES

Total investment securities	5.04%	4.97	5.01	4.98	4.98	4.90
Loans	6.15%	5.90	5.96	5.99	5.86	5.75
Total interest-earning assets	5.78%	5.52	5.61	5.60	5.47	5.39
Interest-bearing checking	1.22%	1.38	1.19	1.28	1.48	1.57
Savings	2.18%	2.27	2.22	2.24	2.28	2.31
Money market	3.91%	3.89	3.91	3.92	3.92	3.76
Certificates of deposit	4.71%	4.34	4.60	4.46	4.25	4.01
Borrowings	5.40%	5.04	5.48	5.58	4.92	4.50
Total interest-bearing liabilities	4.16%	3.86	4.04	3.99	3.83	3.58
Net interest rate spread	1.62%	1.66	1.57	1.61	1.64	1.81
Contribution of interest-free funds	0.37%	0.32	0.42	0.42	0.33	0.11
Net interest rate margin	1.99%	1.98	1.99	2.03	1.97	1.92